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CONECTIV PENNSYLVANIA GENERATION, LLC

LIMITED LIABILITY COMPANY AGREEMENT

dated as of April 8, 2003
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TABLE OF CONTENTS
ARTICLE ONE	Definitions and Rules of Construction	-1-
Section 1.1	Definitions	-1-
Section 1.2	Rules of Construction	-4-
ARTICLE TWO	General Provisions Regarding LLC Formation	-5-
Section 2.1	Formation	-5-
Section 2.2	Name	-5-
Section 2.3	Conversion from CPG	-5-
Section 2.4	Purpose	-5-
Section 2.5	Place of Business; Books and Records	-6-
Section 2.6	Fiscal Year	-6-
Section 2.7	Registered Office and Registered Agent	-6-
ARTICLE THREE	Interests; Capital Contributions; Capital Accounts	-6-
Section 3.1	Interests; Capital Contributions	-6-
Section 3.2	Capital Accounts	-6-
Section 3.3	Additional Members	-6-
ARTICLE FOUR	Allocations	-7-
Section 4.1	Allocation of Profits and Losses	-7-
Section 4.2	Allocations upon Liquidating Dispositions	-7-
Section 4.3	Tax Credits	-7-
ARTICLE FIVE	Distributions	-7-
Section 5.1	Distribution Policy	-7-
Section 5.2	Distributions on Dissolution	-7-
ARTICLE SIX	Management and Control of the Company	-7-
Section 6.1	Management of the Company by the Managing Board	-7-
Section 6.2	Appointments of the Managing Board	-8-
Section 6.3	Reliance by the Managing Board	-9-
Section 6.4	Indemnification	-10-
ARTICLE SEVEN	Actions by Members	-11-
Section 7.1	Annual Meetings	-11-
Section 7.2	Special Meetings	-11-
Section 7.3	Notice of Meetings	-11-
Section 7.4	Adjourned Meetings	-12-
Section 7.5	Quorum and Adjournment	-12-
Section 7.6	Vote Required	-12-
Section 7.7	Manner of Voting	-12-
Section 7.8	Member Action Without a Meeting	-12-
Section 7.9	Proxies	-13-
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Section 7.10	Presiding Officer and Secretary	-13-
Section 7.11	Procedure	-13-
ARTICLE EIGHT	Actions by Managing Board	-14-
Section 8.1	Meetings	-14-
Section 8.2	Quorum for Meetings of the Managing Board	-14-
Section 8.3	Consent of Absentees and Waiver of Notice	-14-
Section 8.4	Written Action without a Meeting; Telephone Meetings	-14-
Section 8.5	Proxies	-15-
ARTICLE NINE	Transferability of Membership Interest and Admission of Member	-15-
Section 9.1	Assumption of Obligations	-15-
Section 9.2	Substitution of Member	-15-
ARTICLE TEN	Member Liability	-15-
Section 10.1	Member Liability	-15-
ARTICLE ELEVEN	Duration, Termination and Dissolution	-15-
Section 11.1	Duration	-15-
Section 11.2	Events of Dissolution	-16-
Section 11.3	Distribution upon Liquidation	-16-
Section 11.4	Capital Accounts upon Liquidation	-16-
Section 11.5	Certificate of Cancellation	-17-
ARTICLE TWELVE	Certain Tax Matters	-17-
Section 12.1	Preparation of Tax Return	-17-
Section 12.2	Certain Tax Elections	-17-
ARTICLE THIRTEEN	Miscellaneous	-17-
Section 13.1	Governing Law; Severability	-17-
Section 13.2	Notices	-17-
Section 13.3	Title to Company Assets	-18-
Section 13.4	Waiver	-18-
Section 13.5	Further Action	-18-
Section 13.6	Beneficiaries	-18-
Section 13.7	Changes in Writing	-18-
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CONECTIV PENNSYLVANIA GENERATION, LLC LIMITED LIABILITY COMPANY AGREEMENT

          THIS LIMITED LIABILITY COMPANY AGREEMENT is dated as of April 8, 2003 (this "Agreement"), by CONECTIV DELMARVA GENERATION, INC. a Delaware corporation with a business office at 800 King Street, Wilmington, Delaware 19899 (together with its successors and assigns, "CDG").

WHEREAS, Conectiv Pennsylvania Generation, Inc. ("CPG") is a wholly owned subsidiary of CDG; and

          WHEREAS, CDG and its parent corporations have determined to effect the conversion of CPG into a Delaware limited liability company to be known as "Conectiv Pennsylvania Generation, LLC" (the "Company"); and

WHEREAS, CDG and CPG have taken all steps necessary to accomplish the conversion of CPG into the Company; and
WHEREAS, pursuant to this Agreement, CDG will be the sole member of the Company; and

          WHEREAS, the purpose of the limited liability company will be, among other things, to engage in any lawful act or purpose for which a Delaware limited liability company may be formed and any activities necessary or incidental thereto; and

WHEREAS, it is intended that the Company will be disregarded for federal, state and local income tax purposes pursuant to Treas. Reg. Section 301.7701-3(b).

          NOW, THEREFORE, for and in consideration of the premises and the mutual covenants, rights and obligations set forth in this Agreement, the benefits to be derived therefrom and other good and valuable consideration, the receipt and the sufficiency of which are hereby acknowledged and recognized by the Member, the Member hereby agrees as follows:

ARTICLE ONE Definitions and Rules of Construction

          Section 1.1 Definitions.     For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the terms defined in this Article One have the meanings herein assigned to them and the capitalized terms defined in the Recitals and subsequent Sections by inclusion in quotation marks and parentheses have the meanings so ascribed to them.

          "Affiliate," with respect to any Person, means any other Person 50% or more of the voting stock of which or 50% or more of the membership interests entitled to vote is beneficially owned, directly or indirectly, either by such Person or by an Affiliate of such Person.

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"Agreement" means this Limited Liability Company Agreement, as in effect at the time of reference, as may be hereinafter modified, amended, supplemented and/or restated.
"Allocation Period" means a Taxable Year or an Interim Period, as the case may be.
"Capital Account" means, with respect to each Member, the aggregate Capital Contributions made by such Member to the Company,
(i)	reduced by
(A)	any Losses (or items thereof) allocated to such Member and
(B)

any distributions of Net Cash Flow and the Fair Market Value of other distributions made to such Member reduced by the amount of liabilities secured by the property that such Member assumes (or takes subject to) under Section 752 of the Code, and

(ii)	increased by any Profits (or items thereof) allocated to such Member.
Any other item that is required to be reflected in a Member's Capital Account under Section 3.2 or otherwise under this Agreement shall be so reflected.

          "Capital Contribution" means a capital contribution made by a Member to the Company in accordance with Article Three. Any Capital Contribution of property other than cash shall be taken into account at the net book value of such property.

"Code" means the Internal Revenue Code of 1986, or any successor thereto, as in effect at the time of reference.
"Company" means Conectiv Pennsylvania Generation, LLC, the limited liability company formed by this Agreement.
"Delaware Act" means the Delaware Limited Liability Company Act, Delaware Code Title 6, Sections 18-101, et seq., or any successor statute thereto, as in effect at the time of reference.

          "Fair Market Value" means the price that would be paid for a given asset in an arm's length transaction between a willing seller and willing buyer, as determined by the Managing Board in its sole discretion.

"GAAP" means the generally accepted accounting principles in the United States of America, as in effect from time to time, applied on a consistent basis both as to classification of items and amounts.
"Interim Period" means any interim accounting period within a Taxable Year established by the Member and which is permitted or required by Section 706 of the Code.
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          "Liquidation" shall mean (i) when used with reference to the Company, the earlier of (a) the date upon which the Company is terminated under Section 708(b)(1) of the Code and (b) the date upon which the Company ceases to be a going concern, and (ii) when used with reference to a Member, the earlier of (x) the date upon which there is a Liquidation of the Company and (y) the date upon which the Member's entire interest in the Company is terminated other than by transfer, assignment or other disposition to a Person other than the Company.

"Liquidator" has the meaning given to it in Section 10.3.
"Manager" shall mean a person who is named as a manager of the Company in, or designated as a manger of the Company pursuant to, this Agreement.
"Managing Board" shall mean CDG, or any Person or Persons that may be designated by CDG from time to time.
"Member" shall mean a member of the Company. As of the date of this Agreement, CDG is the sole Member.

          "Membership Interest" means the membership interests in the Company held by the Members, including the right of the Members to any and all benefits to which the Members may be entitled as provided in this Agreement, together with the obligations of the Members to comply with all the terms and provisions of this Agreement; 100% of the Membership Interests will initially be owned by CDG.

          "Net Cash Flow" shall mean all cash revenues and funds received by the Company (including the proceeds of any insurance or condemnation awards but not including funds received as Capital Contributions), less the sum of the following (to the extent not made from Capital Contributions): (i) all principal, interest, premiums, fees and expenses paid to lenders in such period, (ii) all cash expenditures (including capital expenditures approved pursuant to the terms hereof) made in such period incident to the normal operation of the Company's business, and (iii) such working capital and cash reserves as the Managing Board reasonably determines to be necessary for the proper operation of the Company's business.

          "Person" means an individual or a corporation, association, partnership, limited liability company, joint venture, organization, firm, business, trust, or any other entity or unincorporated organization, domestic or foreign, including a municipality, county, state, body politic or other government (including any federal or foreign government), dependency or colony, or any subdivision or agency thereof.

          "Profits" or "Losses" means, for each period taken into account under Article Four, an amount equal to the Company's taxable income or taxable loss for such period, as determined for federal income tax purposes, with the following adjustments:

(a)          There shall be added to such taxable income or taxable loss an amount equal to any income received by the Company during such period which is wholly exempt from federal income tax (e.g., interest income which is exempt from federal income tax under Section 103 of the Code);

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(b)          Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) expenditures pursuant to Treas. Reg. Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, shall be subtracted from such taxable income or loss;

(c)          In the event the fair market value of any Company Asset is adjusted pursuant to this Agreement, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses, and shall be allocated in accordance with the provisions of Article Four;

(d)          Gain or loss resulting from any disposition of property or assets of the Company with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the fair market value of such property or assets disposed of, notwithstanding that the adjusted tax basis of such property or assets differs from its fair market value;

(e)          In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period; and

(f)          To the extent an adjustment to the adjusted tax basis of any Company Asset pursuant to Section 734(b) or Section 743(b) of the Code is required pursuant to Treas. Reg. Section 1.704-1(b)(2)(i)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in Liquidation of the Member's Membership Interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses.

"Taxable Year" means the Company's accounting period for federal income tax purposes, which shall be, until modified by the Member, the calendar year ending each December 31.
"Third Party" means any Person which is not the Company, a Member or an Affiliate of a Member.

          Section 1.2     Rules of Construction For purposes of this Agreement (including all exhibits, schedules and amendments), unless the context otherwise requires, (i) all terms defined herein include the plural as well as the singular, (ii) the masculine, feminine or neuter gender include the others whenever the context so requires, (iii) all accounting terms used herein but not otherwise defined herein have the meaning given to them under GAAP, and (iv) references to any Person include successors of such Person by consolidation and merger and transferees of all or substantially all its assets (provided that such successor has duly assumed in writing all such Person's obligations, if any, hereunder). Reference to Articles and Sections are, unless otherwise specified, to Articles and Sections of this Agreement. Words such as "herein," "hereinafter," "hereof," "hereto," "hereby" and "hereunder," and words of like import refer to this Agreement

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unless the context requires otherwise. References herein to any agreement or other instrument shall, unless the context otherwise requires (or the definition thereof otherwise specifies), be deemed references to the same as it may from time to time be changed, amended or extended in accordance with its terms. Neither the captions to Articles, Sections or subdivisions thereof nor the Table of Contents shall be deemed to be a part of this Agreement.

ARTICLE TWO General Provisions Regarding LLC Formation

          Section 2.1     Formation. CDG hereby forms a limited liability company pursuant to the Delaware Act. The rights and duties of the Members shall be as provided in the Delaware Act, except as modified by this Agreement.

          Section 2.     Name. The name of the Company shall be Conectiv Pennsylvania Generation, LLC. The formation of the Company through the execution and filing of a certificate of formation with the Secretary of State of Delaware setting forth the information required by Section 18-201 of the Delaware Act is hereby confirmed, ratified and approved.

          Section 2.3      Conversion from CPG. The Company is being created as the result of a conversion of CPG under Section 266 of the General Corporation Law of the State of Delaware (the "DGCL") and Section 18-214 of the Delaware Act. The conversion from CPG to the Company does not affect any obligations or liabilities of CPG incurred prior to the conversion or the personal liability of any person incurred prior to the conversion. All of the rights, privileges and powers of CPG, and all property, real, personal and mixed, and all debts due to CPG, as well as all other things and causes of actions belonging to CPG, will remain vested in the Company and will be the property of the Company, and the title to any real property vested by deed or otherwise in CPG will not revert or be in any way impaired by reason of the DGCL or the Delaware Act; but all rights of creditors and all liens upon any property of CPG will be preserved unimpaired, and all debts, liabilities and duties of CPG will remain attached to the Company and may be enforced against it to the same extent as if said debts, liabilities and duties had originally be incurred or contracted by it in its capacity as a limited liability company organized under the Delaware Act.

          Section 2.4     Purpose The purpose of the Company is, inter alia, to engage in the ownership and operation of various permitted business activities determined to be appropriate or desirable by the Manager, together with any and all activities incidental or ancillary thereto, and to engage in any and all other lawful activities for which limited liability companies may be organized under the Delaware Act.

          Section 2.5     Place of Business; Books and Records. The Company shall maintain its principal place of business at 800 King Street, Wilmington, Delaware 19899, or such other place or places as may be designated from time to time by the Managing Board. The Company shall maintain complete and accurate books of account of the Company's affairs at the Company's principal office. The Company's books and records shall be kept on the accrual basis.

Section 2.6 Fiscal Year The fiscal year of the Company shall be the calendar year ending each December 31, unless otherwise determined by the Managing Board.
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          Section 2.7     Registered Office and Registered Agent. The address of the registered office of the Company in the State of Delaware shall be at 800 King Street, Wilmington or such other place as may be designated from time to time by the Managing Board. The name of the registered agent for service of process on the Company in the State of Delaware shall be PHI Service Company c/o Legal Department or such other Person as may be designated from time to time by the Managing Board, at such address in the State of Delaware as shall be designated by the registered agent from time to time.

ARTICLE THREE Interests; Capital Contributions; Capital Accounts

          Section 3.1     Interests; Capital Contributions. The Members shall not be paid interest on any Capital Contribution. The Members shall not be required under the terms of this Agreement to make any Capital Contributions.

          Section 3.2     Capital Accounts. The Company shall establish and maintain a Capital Account for each Member in accordance with this Agreement. The Capital Account so determined shall be maintained in accordance with Section 704(b) of the Code and the regulations thereunder, with such adjustments as may be required thereby. The Capital Account shall be maintained in, and all allocations pursuant to this Agreement shall be made in, United States dollars.

          Section 3.3     Additional Members. The Managing Board shall have the right to admit additional members upon such terms and conditions, at such time or times, and for such Capital Contributions and percentage interests as shall be determined by the Managing Board.

ARTICLE FOUR Allocations

          Section 4.1     Allocation of Profits and Losses. Except as otherwise provided in this Article Four, Profits and Losses for any Allocation Period shall be allocated to the Members as of the end of such Allocation Period in proportion to their Membership Interests.

          Section 4.2     Allocations upon Liquidating Dispositions. Notwithstanding anything to the contrary in Section 4.1, Profits or Losses resulting from the sale or other disposition of all or substantially all of the assets of the Company shall be allocated so that immediately after such allocation, each Member has a positive balance in its Capital Account equal to the amount such Member would be entitled to receive pursuant to Section 5.2.

Section 4.3 Tax Credits. All tax credits of the Company for a fiscal year shall be allocated to the Members in the same manner as Profits and Losses are allocated.
ARTICLE FIVE Distributions
Section 5.1 Distribution Policy. Except as provided in Section 5.2, distributions of Net Cash Flow, securities or other property shall be made by the Company to the Members at any
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time and from time to time as determined by the Managing Board. The amount of any distribution of property shall be equal to its Fair Market Value on the date of its distribution, as determined by the Managing Board.

          Section 5.2     Distributions on Dissolution. If the Company is dissolved, distributions shall be made to the Members, after taking into account all adjustments thereto for the Taxable Year(s) during which such dissolution occurs, in accordance with Section 10.3.

ARTICLE SIX Management and Control of the Company

          Section 6.1     Management of the Company by the Managing Board.
          (a)     The Managing Board shall manage, operate and control the business and affairs of the Company in accordance with this Agreement, and no power or authority to manage, operate or control the Company is delegated to any other Person, without specific instruction and authority of the Managing Board acting in such capacity. The Managing Board shall have all such rights, powers and authorities as are provided in the Delaware Act and as otherwise provided by law. The Managing Board hereby agrees to cause the Company to take such actions (or omit to take such actions) as shall be necessary or appropriate under this Agreement or otherwise in furtherance of the terms and provisions of this Agreement or any other matter relating to (i) the formation of this limited liability company and (ii) the operation of the Company's business. Without limiting the generality of the foregoing, the Managing Board shall also cause the Company to abide by the terms of this Agreement.

          (b)     The Managing Board shall consist of three managers which number may be increased or decreased by the Managers from time to time. CDG hereby designates the following individuals as the initial members of the Managing Board:

Thomas S. Shaw Barbara S. Graham James P. Lavin

          Section 6.2     Appointments of the Managing Board
          (a)     Power to Appoint. The Managing Board may authorize third parties to undertake certain of its authorities and responsibilities for day-to-day operation of the business and affairs of the Company, but such authorizations shall not relieve the Managing Board of any of its duties, responsibilities and obligations hereunder to manage the business and affairs of the Company. Pursuant to such authority, the Managing Board may appoint individuals with such titles as it may desire, including as officers of the Company the titles of chairperson, president, one or more vice presidents, treasurer, assistant treasurer, controller, secretary, assistant secretary and chief financial officer, to act on behalf of the Company with such power and authority as specified herein. Any individual may hold any number of offices. No officer need be a resident of the State of Delaware or a citizen of the United States. The Managing Board members may serve as officers of the Company if appointed by the Managing Board. The officers shall exercise such powers and perform such duties as specified in this Agreement and as shall be determined from time to time by the Managing Board.

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                    (i)     Chief Executive Officer. The Chief Executive Officer shall have, subject to the supervision, direction and control of the Managing Board, the general powers and duties of supervision, direction and management of the affairs and business of the Company usually vested in the chief executive officer of a corporation, including, without limitation, all powers necessary to direct and control the organizational and reporting relationships within the Company. If at any time the office of the Chairman of the Board and the Vice Chairman of the Board shall not be filled, or in the event of the temporary absence or disability of the Chairman of the Board and the Vice Chairman of the Board, the Chief Executive Officer shall have the powers and duties of the Chairman of the Board.

                    (ii)     The President. The President shall serve as chief operating officer and shall have such other powers and perform such other duties as may be delegated to him or her from time to time by the Managing Board or the Chief Executive Officer.

                    (iii)     The Vice Presidents. Each Vice President shall have such powers and perform such duties as may from time to time be assigned to him or her by the Managing Board, the Chief Executive Officer, or the President.

                    (iv)     The Secretary and the Assistant Secretary. The Secretary shall attend meetings of the Managing Board and meetings of the members and record all votes and minutes of all such proceedings in a book kept for such purpose. He or she shall have all such further powers and duties as generally are incident to the position of Secretary or as may from time to time be assigned to him or her by the Managing Board, the Chief Executive Officer, or the President. Each Assistant Secretary shall have such powers and perform such duties as may from time to time be assigned to him or her by the Managing Board, the Chief Executive Officer, the President, or the Secretary. In case of the absence or disability of the Secretary, the Assistant Secretary designated by the Chief Executive Officer (or, in the absence of such designation, by the Secretary) shall perform the duties and exercise the powers of the Secretary.

                    (v)     The Treasurer and the Assistant Treasurer. The Treasurer shall have custody of the Company's funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit or cause to be deposited moneys or other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Managing Board. The Treasurer shall also maintain adequate records of all assets, liabilities, and transactions of the Company and shall see that adequate audits thereof are currently and regularly made. The Treasurer shall have such other powers and perform such other duties that generally are incident to the position of Treasurer or as may from time to time be assigned to him or her by the Managing Board, the Chief Executive Officer, or the President. Each Assistant Treasurer shall have such powers and perform such duties as may from time to time be assigned to him or her by the Managing Board, the Chief Executive Officer, the President, or the Treasurer. In case of the absence or disability of the Treasurer, the Assistant Treasurer designated by the Chief Executive Officer (or, in the absence of such designation, by the Treasurer) shall perform the duties and exercise the powers of the Treasurer.

(vi) Controller. The Controller shall be responsible for maintaining the accounting records and statements, and shall properly account for all monies and obligations due
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the Company and all properties, assets, and liabilities of the Company. The Controller shall render to the Chairman of the Board or the President such periodic reports covering the results of operations of the Company as may be required by either of them or by law.

                    (b)     Removal, Resignation and Filling of Vacancy of Officers. Subject to the rights, if any, of an officer under a contract of employment, any officer may be removed, either with or without cause, by the Managing Board at any time. Any officer may resign at any time by giving written notice to the Managing Board. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Company under any contract to which the officer is a party. A vacancy in any office position because of death, resignation, removal, disqualification or any other cause shall be filled in the manner prescribed in this Agreement for regular appointments to that office.

(c) Salaries of Officers. The salaries, if any, of all officers of the Company shall be fixed by resolution of the Managing Board.

                    Section 6.3     Reliance by the Managing Board. The Managing Board shall, in the performance of its duties, be fully protected in relying in good faith upon the records of the Company and upon information, opinions, reports or statements presented to such Managing Board by any other Person as to matters the Managing Board reasonably believes are within such other Person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Company.

          Section 6.4     Indemnification.

          (a)     General. To the extent that at law, or in equity, any member of the Managing Board or officer of the Company has duties (including fiduciary duties) and liabilities relating thereto to the Company or the Members, such officer or member of the Managing Board shall have no liability whatsoever to the Company or any Member on account of such member of the Managing Board's or officer's status as a member of the Managing Board or officer or by reason of such member of the Managing Board's, or officer's acts or omissions in connection with the conduct of the business of the Company so long as such member of the Managing Board or officer has relied in good faith or the terms and provisions of this Agreement; provided, however, that nothing contained herein shall protect any member of the Managing Board or officer against any liability to the Company or the Member(s) to which such member of the Managing Board or officer would otherwise be subject by reason of any act or omission of such member of the Managing Board or officer that involves actual fraud or willful misconduct or any transaction from which such member of the Managing Board or officer derived improper personal benefit.

          (b)     To the fullest extent permitted under applicable law, the Company shall indemnify the Company's officers and the members of the Managing Board (each of the foregoing, an "Indemnitee") in connection with the management of the Company when the same shall be acting within the scope of their authority conferred by the provisions of this Agreement or pursuant to a duly authorized delegation of authority from the Managing Board; provided that no such indemnification shall be available in respect of (i) any loss or damage resulting solely from

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intentional misconduct or a knowing violation of law by the Indemnitee or (ii) a transaction for which the Indemnitee received a personal benefit in violation or breach of the provisions of this Agreement. To the extent that an Indemnitee is successful on the merits or otherwise in any Proceeding (as hereafter defined), such Indemnitee shall be indemnified by the Company against all expenses actually and reasonably incurred by such Indemnitee or on such Indemnitee's behalf in connection therewith. If an Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify such Indemnitee against all expenses actually and reasonable incurred by him or on his behalf in connection with each successfully resolved claim, issue or matter. For purposes of this Section 6.4(b) and without limitation, the termination of any claim, issue or matter in such Proceeding by dismissal or withdrawal with or without prejudices, shall be deemed to be a successful result as to such claim, issue or matter. For purposes of this Section 6.4(b), "Proceeding" includes any action, suit arbitration, alternate dispute resolution mechanism, investigation, administrative hearing and any other proceeding (including any appeals from any of the foregoing) whether civil, criminal, administrative or investigative that rise out of or otherwise relate to this Agreement and the terms hereof.

          (c)     Expenses incurred by an Indemnified Person in defending any matter which may be subject to indemnification hereunder shall be advanced by the Company from time to time prior to the final disposition of such matter upon receipt by the Company of a written undertaking by such Indemnitee to repay all amounts so paid or reimbursed by the Company if it is ultimately determined that that such Indemnitee is not entitled to be indemnified under the Agreement or under Delaware law. The written undertaking to repay shall be an unlimited general obligation of the individual making it, but need not be secured and shall be accepted without reference to financial ability to make the repayment.

          (d)     Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to indemnify or advance expenses to any Indemnitee seeking indemnification or advancement in connection with a proceeding initiated by such Indemnitee against the Company unless the proceeding was authorized by the Managing Board.

          (e)     If the Company fails to indemnify or advance expenses to an Indemnitee entitled to indemnification or advancement of expenses hereunder within 20 days after a written claim therefor is received by the Company, such Indemnitee has the right to bring suit against the Company to recover the unpaid amount, and if successful, shall be entitled to recover expenses incurred in prosecuting the claim.

          (f)     The Company may indemnify and hold harmless the employees and agents of the Company from and against any claims, demands, damages, costs, expenses, liabilities or obligations, including reasonable expenses and reasonable attorney's fees, which arise out of or in connection with the actions by such employees or agents on behalf of the Company or which arise from the affairs of the Company on such terms and conditions as the Managing Board may determine.

          (g)     The Company shall have the power to purchase and maintain insurance on behalf of any person who is or was a member of the Company or an officer, employee or other agent of the Company against any liability asserted against such Person's status as a member, officer,

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employee or other agent of the Company, as the case may be, whether or not the Company would have the power to indemnify such Person against such liability hereunder or under applicable law.
ARTICLE SEVEN ACTIONS BY MEMBERS

          Section 7.1     Annual Meetings. The annual meeting of Members of the Company shall be held on such date, at such time and at such place within or without the State of Delaware as shall be determined by the Managing Board from time to time.

          Section 7.2     Special Meetings. Special meetings of the Members of the Company shall be held on such date, at such time and at such place within or without the State of Delaware as may be designated by the Chairman of the Board or by the Managing Board.

          Section 7.3     Notice of Meetings.

                    (a)     Notices of meetings of Members shall be in writing and shall state the place, date, and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which a meeting is called. No business other than that specified in the notice thereof shall be transacted at any special meeting.

                    (b)     Such notice shall either be delivered personally, mailed, postage prepaid, or delivered by any other lawful means to each Member entitled to vote at such meeting not less than 10 nor more than 60 days before the date of the meeting. If mailed, the notice shall be directed to the Member at his or her address as it appears on the records of the Company. Delivery of any such notice to any officer of a corporation or association or to any member of a partnership shall constitute delivery of such notice to such corporation, association, or partnership.

                    (c)     Notice of any meeting of Members need not be given to any Member if waived by such Member in writing, whether before or after such meeting is held, or if such Member shall sign the minutes or attend the meeting, except that if such Member attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened, such Member shall not be deemed to have waived notice of such meeting.

          Section 7.4     Adjourned Meetings. When a meeting is adjourned to another time or place, unless otherwise provided by this Agreement, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting the Members may transact any business that might have been transacted at the original meeting. If an adjournment is for more than 30 days, or if after an adjournment, a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Member entitled to vote at the meeting.

          Section 7.5     Quorum and Adjournment. Except as otherwise provided by law, by the Certificate of Formation of the Company, or by this Agreement, the presence, in person or by proxy, of the holders of a majority of the aggregate voting power of the Membership Interest issued and

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outstanding, entitled to vote thereat, shall constitute a quorum for the transaction of business at all meetings of Members. If such majority shall not be present or represented at any meeting of Members, the Members present, although less than a quorum, shall have the power to adjourn the meeting.

Section 7.6 Vote Required. Except as otherwise provided by law or by the Certificate of Formation:
(a) The Managing Board shall be elected by a plurality of the votes present in person or represented by proxy at a meeting of Members and entitled to vote in the election of the Managing Board, and

                    (b)     whenever any corporate action other than the election of the Managing Board is to be taken, it shall be authorized by a majority in voting power of the Membership Interest present in person or by proxy at a meeting of Members and entitled to vote on the subject matter.

          Section 7.7     Manner of Voting. At each meeting of Members, each Member having the right to vote shall be entitled to vote in person or by proxy. Proxies need not be filed with the Secretary of the Company until the meeting is called to order, but shall be filed before being voted. Each Member shall be entitled to vote each Membership Interest having voting power registered in his or her name on the books of the Company on the record date fixed for determination of Members entitled to vote at such meeting.

          Section 7.8     Member Action Without a Meeting. Except as otherwise provided by law or by the Certificate of Formation, any action required to be taken at any meeting of Members of the Company, or any action that may be taken at any annual or special meeting of such Members, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of Membership Interest having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Membership Interests entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those Members who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of the holders to take the action were delivered to the Company.

          Section 7.9     Proxies.

                    (a)     At any meeting of Members, any Member may be represented and vote by proxy or proxies. In the event that any form of proxy shall designate two or more persons to act as proxies, a majority of such persons present at the meeting or, if only one shall be present, then that one shall have and may exercise all of the powers conferred by the form of proxy upon all of the persons so designated unless the form of proxy shall otherwise provide.

                    (b)     The Managing Board may, in advance of any annual or special meeting of the Members, prescribe additional regulations concerning proxies and the validation of the same, which are intended to be voted at any such meeting.

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          Section 7.10     Presiding Officer and Secretary. The Chairman of the Board shall act as chairman of all meetings of the Members. In the absence of the Chairman of the Board, the Vice Chairman of the Board or, in his or her absence, any Managing Board member designated by the Chairman of the Board or the Managing Board shall act as chairman of the meeting.

          The Secretary of the Company shall act as secretary of all meetings of the Members, but, in the absence of the Secretary, the Assistant Secretary designated in accordance with Section 6.2 (iv) of this Agreement shall act as secretary of all meetings of the Members, but in the absence of a designated Assistant Secretary, the chairman of the meeting may appoint any person to act as secretary of the meeting.

          Section 7.11     Procedure. At each meeting of Members, the chairman of the meeting shall fix and announce the date and time of the opening and the closing of the polls for each matter upon which the Members will vote at the meeting and shall determine the order of business and all other matters of procedure. Except to the extent inconsistent with any such rules and regulations as adopted by the Managing Board, the chairman of the meeting may establish rules, which need not be in writing, to maintain order and safety and for the conduct of the meeting. Without limiting the foregoing, he or she may:

(a) restrict attendance at any time to bona fide Members of record and their proxies and other persons in attendance at the invitation of the chairman;
(b) restrict dissemination of solicitation materials and use of audio or visual recording devices at the meeting;
(c) adjourn the meeting without a vote of the Members, whether or not there is a quorum present; and
(d) make rules governing speeches and debate, including time limits and access to microphones.
The chairman of the meeting shall be entitled to act in his or her absolute discretion and his or her rulings shall not be subject to appeal.
ARTICLE EIGHT ACTIONS BY MANAGING BOARD

          Section 8.1     Meetings. Meetings of the Managing Board, for any purpose or purposes, may be called by any Member and shall be held at any location within or without the State of Delaware as approved by a majority of the Managing Board. Notice of any such meeting shall be given to each Board Member at least 10 and no more than 60 days prior to the date thereof. Such notice shall specify the date, time and place of such meeting and shall set for an agenda of items to be discussed or acted upon at such meeting.

Section 8.2 Quorum for Meetings of the Managing Board. The presence in person or by proxy of a majority of the Managing Board shall be necessary to constitute a quorum for the
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transaction of business at a meeting of the Managing Board. No action of the Managing Board shall be valid in the absence of a quorum, except as provided in Section 7.3 hereof. Where a provision of this Agreement provides for action to be taken only upon the consent of the Managing Board , such action shall only be taken upon a unanimous vote.

          Section 8.3     Consent of Absentees and Waiver of Notice. The transactions of any meeting of the Managing Board shall be as valid as though had at a meeting duly held after proper notice and with a quorum if, either before or after the meeting, the Member not present in person or by proxy sings a written waiver of notice or a consent to the holding of such meeting, or approves the minutes thereof. All such waivers, consents or approvals shall be filed with the books and records of the Company and made a part of the minutes of the meeting. Attendance of a Member at any meeting of the Managing Board shall constitute a waiver of notice of such meeting, except when a Member attends for the express purpose of objecting to the transaction of any business because such meeting has not been (or has not allegedly been ) duly noticed.

          Section 8.4     Written Action without a Meeting; Telephone Meetings. Any action required or permitted to be taken at any meeting of the Managing Board may be taken without a meeting, if unanimous consent in writing to such action is provided by the Managing Board. Such written consent or consents shall be filed with the minutes of the proceedings of the Managing Board. Action by unanimous written consent shall have the same force and effect as a vote of the Managing Board. Members may participate in any meeting of the Managing Board by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other at the same time and participation by such means shall constitute presence in person at a meeting.

          Section 8.5     Proxies. Each Member may appear and vote at any meeting of the Managing Board, and may execute waivers of notice, consents, or approvals, through the agency of one or more persons, provided such agents are authorized to so act on behalf of the Member by the terms of a written proxy which has been executed by such Member and delivered to the Chairman. The Chairman shall cause such written proxies to be filed with the books and records of the Company. If a written proxy authorizes an agent to appear and/or to vote at any meeting of the Member, such written proxy must be delivered to the Chairman.

ARTICLE NINE Transferability of Membership Interest and Admission of Member
Section 9.1 Assumption of Obligations. CDG and each other Member may transfer all or any part of its Membership Interest in the Company without restriction.

          Section 9.2     Substitution of Member. CDG and each other Member shall have the power to substitute for itself any Person as a Member, provided that the Member cannot assign its rights and obligations under this Agreement to participate in the management and the operation of the Company without a related transfer of its Membership Interest. The provisions of this Article Nine shall control all other provisions herein or otherwise regarding the transferability of any and all membership interests in the Company. Notwithstanding the foregoing, any valid transfer, additional contributions or other changes in the Membership Interests in the Company pursuant to this Article Nine shall be reflected in the Member's Capital Account.

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ARTICLE TEN Member Liability

          Section 10.1     Member Liability The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and neither the Members, the Managing Board nor any Officer shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member, a Manager or an Officer. This provision notwithstanding, the Members may, by any other agreement or instrument, agree to be obligated personally for any or all of the debts, obligations and liabilities of the Company.

ARTICLE ELEVEN Duration, Termination and Dissolution

          Section 11.1     Duration. The term of the Company is deemed to have commenced on October 6, 2000, the date Conectiv Pennsylvania Generation, Inc. was first incorporated in the State of Delaware, and such term shall continue until the filing of a Certificate of Cancellation with the Secretary of State of Delaware as provided in Section 11.5.

Section 11.2 Events of Dissolution The happening of any one of the following events shall work dissolution of the Company:
(a) To the extent not in violation of material agreements to which the Company is a party, the agreement in writing by all Members; or
(b) The termination of the term of the Company pursuant to Section 11.1.

          Section 11.3     Distribution upon Liquidation. Upon dissolution of the Company, unless the business of the Company is continued as provided above, the Managing Board (or such Person as the Managing Board may designate as liquidator (the "Liquidator")) shall act as liquidator of the Company. The Liquidator shall wind up the affairs of the Company, shall sell such of the assets of the Company as it deems it necessary or appropriate, and, after paying all debts and liabilities of the Company, including all costs of dissolution, shall distribute any remaining property of the Company along with any cash received from the sale of the property as follows:

          (a)          The Liquidator may set up any reserve it deems reasonably necessary for any contingent liabilities or obligations of the company arising out of or in connection with the Company. Such reserve shall be paid over by the Liquidator to a bank or trust company to act as escrow agent. Any such escrow agent shall hold such reserves for payment of any of the aforementioned contingencies, and, at the expiration of such period as the Liquidator shall designate, distribute the balance thereafter remaining in the manner hereinafter provided.

(b) Cash and all other assets of the company not sold pursuant to this Section 11.3 shall be distributed among the Members in accordance with Section 11.4. The Member shall
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continue to be allocated profits, losses and other tax items during the period of such liquidation in the same proportions as before dissolution. The Liquidator shall determine whether to sell any Company property, and if so, whether at a public or private sale, for what price, and on what terms. If the Liquidator determines to sell or otherwise dispose of any property of the Company or any interest therein, the Liquidator shall not be required to do so promptly but shall do so in an orderly and commercially reasonable manner so as to avoid a distress sale. Notwithstanding anything to the contrary in this Article Eleven, the timing, manner and conduct of any liquidation arising pursuant to this Agreement shall be subject to Section 11.4.

          Section 11.4     Capital Accounts upon Liquidation. Notwithstanding anything to the contrary in this Agreement, upon Liquidation of the Company, the proceeds of such Liquidation shall be distributed to the Members by the end of such taxable year (or, if later, within 90 days after the date of such Liquidation) in proportion to their relative Membership Interests, except that the proceeds of such Liquidation shall not be required to be distributed by the end of such taxable year (or, if later, within 90 days after the date of such Liquidation) to the extent such proceeds constitute (i) reserves reasonably required to provide for liabilities (contingent or otherwise) of the Company or (ii) installment obligations owed to the Company, so long as such withheld amounts are distributed as soon as practicable to the Members.

          Section 11.5     Certificate of Cancellation. When all debts, liabilities and obligations of the Company have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets of the Company have been distributed to the Members, a certificate of cancellation shall be executed and filed with the Secretary of State of Delaware in accordance with the Delaware Act.

ARTICLE TWELVE Certain Tax Matters

          Section 12.1     Preparation of Tax Return. The Company shall arrange for the preparation and timely filing of all tax returns and reports required to be filed by it. Authorities and principles applicable under relevant state or local law shall be used in preparing state or local tax returns and reports.

Section 12.2 Certain Tax Elections. The Managing Board intends that the Company shall be disregarded for federal, state and local income tax purposes pursuant to Treas. Reg. Section 301.7701-3(b).
ARTICLE THIRTEEN Miscellaneous

          Section 13.1     Governing Law; Severability. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Delaware and, to the maximum extent possible, in such manner as to comply with all the provisions of the Delaware Act. If it is determined by a court of competent jurisdiction that any provision of this Agreement is invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

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          Section 13.2 Notices.

          (a)          All notices and other communications required or permitted hereunder or under any of documents relating hereto shall be in writing (including telex, telecopy or telegraphic communication) and shall be delivered personally, telexed (with appropriate answer back received), telecopied (with confirmation of receipt immediately thereafter by telephone), telegraphed, sent by nationally recognized overnight courier (marked for overnight delivery), or sent by registered, certified or express mail, postage prepaid, return receipt requested, addressed, in the case of CDG, to the address set forth in the preamble of this Agreement (or, in the case of the Company, to its principal place of business) or to such other address as may be hereafter designated in writing hereunder by the respective parties.

          (b)          All such notices and communications shall (i) when delivered in person on any business day between the hours of 9:00 AM to 5:00 PM. Eastern time, be effective when delivered (or if delivered after 5:00 PM, be effective on the next business day to occur), (ii) when telexed (provided the correct answer back has been received) or telecopied (provided receipt is immediately thereafter confirmed by telephone) or telegraphed, in each case on any business day between the hours of 9:00 AM to 5:00 PM Eastern time, be effective when telexed, telecopied or delivered to the telegraph company for immediate transmittal, respectively (or if telexed, telecopied or delivered to the telegraph company after 5:00 PM, be effective on the next business day to occur), (iii) if mailed, be effective three business days after the same has been deposited in the mails, postage prepaid, by registered or certified mail, return receipt requested, or (iv) if sent by a nationally recognized overnight courier service, be effective one business day after the same has been delivered to such courier service marked for overnight delivery; in each case addressed as aforesaid.

          Section 13.3     Title to Company Assets. All Company Assets shall be deemed to be owned by the Company as an entity, and the Members shall have no interest therein. The Members hereby irrevocably waive any and all rights that they may have to maintain an action for partition of any of the Company Assets. Legal title to any or all of the Company Assets may be held in the name of the Company or one or more nominees, as the Managing Board shall determine. All Company Assets shall be recorded as owned by the Company on the Company's books and records, irrespective of the name in which legal title to such assets is held.

          Section 13.4     Waiver. No failure by the Members or the Managing Board to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement, or to exercise any right or remedy consequent upon a breach thereof, shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition hereof.

          Section 13.5     Further Action. The Members shall execute and deliver all documents, provide all information and take or refrain from taking all other action as may be necessary, proper or desirable in furtherance of the purposes of the Company.

          Section 13.6     Beneficiaries. This Agreement shall only inure to the benefit of, and may only be enforced by, the Members and shall not, in any event, inure to the benefit of, or be enforceable by, any other Person whatsoever.

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          Section 12.7     Changes in Writing No modification, variation or amendment of this Agreement, no determination, evaluation, approval, waiver or other action permitted or taken hereunder and no further agreement contemplated hereby shall be of any force unless the same is in writing and has been signed by the Members.

[SIGNATURE PAGE FOLLOWS]
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IN WITNESS WHEREOF, the Member has caused its duly authorized officer to set his hand effective as of the date first above written.
Conectiv Delmarva Generation, Inc. a Delaware corporation By: /s/ Thomas S. Shaw Name: Thomas S. Shaw Title: Chief Executive Officer
Attest: By: /s/ Nina J. Clements Name: Nina J. Clements Title: Assistant Secretary
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